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                                                                    EXHIBIT 7(C)

                        CERBERUS CAPITAL MANAGEMENT, L.P.
                                 450 PARK AVENUE
                            NEW YORK, NEW YORK 10022


                                                          July 18, 2002


SBI Holdings Inc.
2825 Cottonwood Parkway
Suite 480
Salt Lake City, Utah 84121

                            Re: Financing Commitment

Ladies and Gentlemen:

      SBI Holdings Inc. (the "Borrower") has requested that Cerberus Capital Management, L.P. ("CCM") arrange for one or more funds and managed accounts to be designated by it (the "Lenders") to provide a $42 million unsecured term loan facility (with multiple delayed drawdowns permitted thereunder) (the "Financing") to the Borrower so that the Borrower may acquire all of the outstanding shares of common stock of Lante Corporation, a Delaware corporation (the "Lante Acquisition"), pursuant to the terms and conditions set forth the Acquisition Agreement and Plan of Merger dated as of July 18, 2002 (the "Merger Agreement"), which Merger Agreement contemplates a cash tender offer to purchase all of outstanding shares of Lante common stock at a purchase price of $1.10 per share in cash (the "Tender Offer"). CCM is pleased to advise you that CCM commits that the Lenders will provide the Financing to consummate the Lante Acquisition, substantially on the terms and conditions set forth in this Commitment Letter and in the term sheet attached hereto as EXHIBIT A (the "Term Sheet"). CCM's commitment to provide the Financing is subject to the satisfaction of the terms and conditions contained in this Commitment Letter and in the Term Sheet.

      This Commitment Letter and the Term Sheet set forth only the material terms and conditions of the Financing. The Financing shall be subject to definitive legal documentation in form and substance reasonably satisfactory to CCM, which, in addition to the material terms set forth in this Commitment Letter and the Term Sheet, shall contain other provisions that are customary or typical for the type of financing transactions contemplated hereby and thereby.

      CCM's commitment to provide the Financing is also subject to (i) the negotiation, execution and delivery of definitive financing documents in form and substance reasonably satisfactory to CCM, the Borrower and their respective counsel, (ii) there shall not have occurred or become known to CCM or the Borrower any Company Material Adverse Effect (as defined in the Merger Agreement), (iii) the absence of (A) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the Nasdaq National Market (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (C) a commencement of or material acceleration or worsening of a

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SBI Holdings Inc.
July 18, 2002
Page 2

war, armed hostilities, acts of terrorism or other national or international crisis involving the United State, that individually or in the aggregate, has a Company Material Adverse Effect, or (D) a material limitation (whether or not mandatory) by any Governmental Entity (as defined in the Merger Agreement) that materially and adversely affects the extension of credit by banks or other lending institutions in the United States (a "Financial Markets Disruption"), and (v) the conditions set forth on the Term Sheet. If at any time either (A) the Borrower is or becomes unable to fulfill any condition set forth in this Commitment Letter or in the Term Sheet or (B) any Company Material Adverse Change or any Financial Markets Disruption, CCM may terminate this Commitment Letter by giving notice thereof to the Borrower (subject to the obligation of the Borrower to pay all fees, costs, expenses and other payment obligations expressly assumed by the Borrower hereunder, which shall survive the termination of this Commitment Letter).

      The Borrower agrees to reimburse CCM for all reasonable costs, fees and expenses (the "Expenses") incurred by or on behalf of CCM in connection with the negotiation, preparation, execution and delivery of this Commitment Letter, the Term Sheet and any and all definitive documentation relating hereto or thereto, including, but not limited to, the reasonable fees and expenses of counsel to CCM. The obligations of the Borrower under this paragraph shall remain effective whether or not any definitive documentation is executed and notwithstanding any termination of this Commitment Letter.

      On the date of execution hereof, the Borrower shall pay to CCM in immediately available funds a non-refundable commitment fee equal to $512,500 (the "Commitment Fee"), which fee shall be earned in full on the date the Borrower accepts this Commitment Letter and the Term Sheet.

      The Borrower agrees to indemnify and hold harmless CCM and its affiliates, directors, officers, employees, agents and assignees (including affiliates thereof) (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from, the Tender Offer and the transactions contemplated in connection therewith, the Merger Agreement and the transactions contemplated thereby, this Commitment Letter, the Term Sheet or the commitment made herein, or in any way arise from any use or intended use of this Commitment Letter, the Term Sheet or the proceeds of the Financing, and the Borrower agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving this Commitment Letter, the Term Sheet, the Financing, the Tender Offer, or any transaction contemplated hereby or thereby or in connection therewith, CCM shall not be responsible or liable to the Borrower or any other person or entity

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SBI Holdings Inc.
July 18, 2002
Page 3

for any special, indirect, consequential, incidental or punitive damages. The obligations of the Borrower under this paragraph shall remain effective whether or not any of the transactions contemplated in this Commitment Letter are consummated, any definitive legal documentation is executed and notwithstanding any termination of this Commitment Letter.

      The Borrower agrees that it will (i) consult with CCM prior to the making of any filing in which reference is made to CCM or this Commitment Letter, and
(ii) obtain the prior approval of CCM before releasing any public announcement in which reference is made to CCM or this Commitment Letter. The Borrower acknowledges that CCM and its affiliates may in the future provide financing or obtain other interests in other companies in respect of which the Borrower or its affiliates may be business competitors, and that CCM and its affiliates will have no obligation to provide to the Borrower or any of its affiliates any confidential information obtained from such other companies.

      The offer made by CCM in this Commitment Letter shall remain in effect until 12:00 p.m. (New York City time) on July 19, 2002, at which time it will expire unless prior thereto CCM has received a copy of this letter signed by the Borrower.

      This Commitment Letter and the Term Sheet (i) supersede all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto and
(ii) shall be governed by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

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SBI Holdings Inc.
July 18, 2002
Page 4

      Should the terms and conditions of the commitment contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this Commitment Letter to Cerberus Capital Management, L.P.


                                     Very truly yours,


                                     CERBERUS CAPITAL MANAGEMENT, L.P.


                                     By: /s/
                                          -------------------------------------
                                          Name:
                                          Title:



Agreed and accepted on this 18th day of July, 2002:

SBI HOLDINGS INC.


By: /s/ L. Tim Pierce
    -------------------------------------
    Name: L. Tim Pierce
    Title: Chief Financial Officer

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                                    EXHIBIT A

                                   TERM SHEET


      This Term Sheet is part of the Commitment Letter dated July 18, 2002 (the "Commitment Letter"), addressed to SBI Holdings Inc. by Cerberus Capital Management, L.P. and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.


BORROWER:               SBI Holdings Inc.

LENDERS: One or more funds or managed accounts to be designated by Cerberus Capital Management, L.P.

AMOUNT:                 $42 million unsecured term loan credit facility (the
                        "Facility").

RANKING: The obligations of the Borrower and its subsidiaries under the Financing will rank pari passu with the obligations of the Borrower pursuant to the terms and conditions set forth in the Amended and Restated Securities Purchase Agreement among the Borrower and the other parties named therein dated as of September 30, 1999 (the "SPA").


FINAL MATURITY: The earlier of (i) 120 days after any borrowing by the Borrower under the Facility and (ii) 5 business days after the consummation of the Merger contemplated pursuant to the Merger Agreement (the "Maturity Date").

AMORTIZATION:           None. There shall be no scheduled principal payments
                        prior to the Maturity Date and the entire principal amount of the Facility, together with any interest accrued thereon, if any, shall be due on the Maturity
                        Date.

WARRANTS:               On the Closing Date, the Borrower shall cause to be
                        issued to the Lenders warrants to purchase shares of the common stock of the Borrower ("Warrants") for up to 25% of the shares of Borrower common stock outstanding on the Closing Date (as defined below) on a fully-diluted basis, after taking into account those warrants proposed to be issued to the Lenders or their affiliates in connection with the proposed purchase of certain assets of Scient Inc. (Borrower Common Stock issued pursuant to the exercise of the Warrants shall hereinafter be referred to as the "Warrant Stock"). The Warrants shall be exercisable at any time and from time to time prior to the 10th anniversary of the date of issuance at the then Warrant exercise price. The Warrant exercise price shall initially be $1.00 per share. The Warrant exercise price may be paid in cash or via cashless exercise.


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                        Warrantholders shall receive weighted average
                        anti-dilution protection for issuances below the greater of fair market value or the exercise price and other customary anti-dilution protection, capitalization and change of control protections and demand and piggyback registration rights with respect to the Warrant Stock satisfactory to the Lenders.

USE OF PROCEEDS: The proceeds of the Financing shall be used to fund the Lante Acquisition, including the purchase of shares of Lante common stock pursuant to the Tender Offer and the Merger (as defined in the Merger Agreement), and the payment of fees and expenses incurred by the Borrower in connection therewith.

OPTIONAL                The Borrower may prepay, in full or in part, the
PREPAYMENT:             Financing without penalty; provided, HOWEVER, that each
                        partial prepayment shall be in an amount of $500,000 or an integral multiple of $500,000 in excess thereof. Any amount prepaid or repaid under the Facility may not be reborrowed under the Facility.

INTEREST:               15% per annum, payable monthly in arrears.

FEES:                   Commitment Fee:   $512,500, non-refundable and earned in
                                          full and payable on the date of the
                                          Borrower's acceptance of the
                                          Commitment Letter.

                        Funding Fee:      An amount equal to one and one-quarter
                                          percent (1.25%) of the total Facility,
                                          earned in full, non-refundable and
                                          payable on the date of initial
                                          drawdown of the Financing.

CONDITIONS              The obligations of CCM to provide the Financing and to
PRECEDENT:              finance any drawdown under the Facility will be subject
                        to customary conditions precedent. The material conditions shall be the satisfaction of the conditions precedent set forth in the Offer to Purchase, to be prepared in connection with the Tender Offer (the "Offer to Purchase") (which conditions, including the Minimum
                        Condition, shall be consistent with those specified in the Merger Agreement) without amendment or modification of the terms of the Offer to Purchase or any waiver or modification to such conditions by the Borrower without the written consent of the Lenders, and the Merger
                        Agreement shall not have been amended, modified or terminated without the consent of the Lenders. In addition, the following conditions precedent shall have been satisfied, unless waived in writing by the Lenders:

                           (a) there shall have been no Company Material Adverse Change, or Financial Markets Disruption;

                           (b) execution and delivery of appropriate legal documentation (including, without limitation, the Warrants and related

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                           documents) the material terms of which are set forth
                           herein and that are otherwise in form and substance satisfactory to CCM and the satisfaction of the conditions precedent contained therein;

                           (c) all necessary governmental and third party approvals, waivers and/or consents in connection with the consummation of the Tender Offer, the Merger (as defined in the Merger Agreement) and the Financing shall have been obtained and remain in full force and effect; and

                           (d) there shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which relates to the transactions contemplated by the Financing or the Lante Acquisition or which is reasonably likely to have a Company Material Adverse Effect.

REPRESENTATIONS         Those customarily found in credit agreements for similar
AND WARRANTIES:         financings and others appropriate in the judgment of CCM
                        for the transaction contemplated hereby, equivalent, to the extent determined to be appropriate by CCM, to those set forth in the SPA.

COVENANTS:              Those negative, affirmative and financial covenants
                        (applicable to the Borrower and its subsidiaries) customarily found in credit agreements for similar financings and others appropriate in the judgment of the CCM for the transaction contemplated hereby, equivalent, to the extent determined to be appropriate by CCM, to those set forth in the SPA.

EVENTS OF               Those customarily found in credit agreements for similar
DEFAULT:                financings and others appropriate in the judgment of CCM
                        for the transactions contemplated hereby, equivalent, to the extent determined to be appropriate by CCM, to those set forth in the SPA.

EXPENSES:               The Borrower shall pay all out-of-pocket expenses
                        incurred by the Lenders (including the fees and expenses of counsel) in connection with the execution, delivery, administration and enforcement of the loan documentation.

FUNDING DATES:          Simultaneously with the date of consummation of the
                        Tender Offer, and thereafter, as required to fund purchases of shares of Lante common stock pursuant to the Tender Offer and the Merger.

COUNSEL TO THE          Schulte Roth & Zabel LLP
LENDERS:

GOVERNING LAW:          New York.

ASSIGNMENT AND          Each Lender may assign, or grant participation contracts
                        in, any and all

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PARTICIPATION:          of its rights and obligations without the consent of the
                        Borrower.


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